Exhibit 10.5

BABCOCK & WILCOX
ENTERPRISES, INC.
EXECUTIVE SEVERANCE PLAN

Effective as of June 1, 2015

Revised Effective June 1, 2018

Table of Contents

Page
PREAMBLE    1
ARTICLE    1    -    PARTICIPATION OF OTHER EMPLOYERS    2

1.1    -    Designation of Participating Employers    2
1.2    -    Obligations of Participating Employers    2
1.3    -    Withdrawal of a Participating Employer    2

ARTICLE    2    -    ELIGIBILITY, PARTICIPATION AND BENEFITS    2

2.1    -    Eligibility    2
2.2    -    Participation    2
2.3    -    Severance Benefits    3
2.4    -    Termination of Benefits for Breach of General Release    4

ARTICLE    3    -    FUNDING THE PLAN    4

3.1    -    Funding Policy    4
3.2    -    Contributions    4

ARTICLE    4    -    PLAN ADMINISTRATION    4

4.1    -    Plan Administrator    4
4.2    -    Powers and Duties of the Plan Administrator    4
4.3    -    Allocation and Delegation of Responsibility    5
4.4    -    Reliance by Plan Sponsor    5
4.5    -    Indemnification    5
4.6    -    Claims Procedure    5

ARTICLE    5    -    AMENDMENT AND TERMINATION    6

5.1    -    Amendment    6
5.2    -    Termination    6

ARTICLE    6    -    GENERAL PROVISIONS    7

6.1    -    Action by Plan Sponsor    7
6.2    -    Recovery of Overpayments    7
6.3    -    Data    7
6.4    -    Headings    7
6.5    -    Construction and Controlling Law    7
6.6    -    No Waiver or Estoppel    7
6.7    -    Severability    8

APPENDIX A    -    PARTICIPATING EMPLOYERS    9

PREAMBLE

The Babcock & Wilcox Enterprises, Inc. Executive Severance Plan (the “Plan”) has been established by The Babcock & Wilcox Company (the “Plan Sponsor”) effective June 1, 2015 (the “Effective Date”), and has been revised effective June 1, 2018.
The Plan is governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It has been designed to qualify for certain exemptions under Title I of ERISA that apply to plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. The plan is intended to qualify for certain exemptions from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) for short term deferrals and separation pay plans.
The first Plan Year shall be a short Plan Year beginning on the Effective Date and ending on December 31, 2015. Thereafter, the Plan Year shall be the twelve (12) month period beginning on January 1 and ending on December 31 of each calendar year.

ARTICLE 1

PARTICIPATION OF OTHER EMPLOYERS

1.1	Designation of Participating Employers

The Plan Sponsor may designate other participating subsidiary and/or affiliated companies from time to time to participate in the Plan (the “Participating Employers”). Such designation may include a limitation as to the classes or groups of employees of such subsidiary or affiliated corporation that may participate in the Plan. The name of each Participating Employer that has adopted the Plan shall be recorded on Appendix A hereto, as may be revised from time to time.

1.2	Obligations of Participating Employers

The Plan Sponsor and any subsidiary or affiliated company which has been designated as a Participating Employer shall have the obligation to fund the benefits provided to its own employees, and no other Participating Employer shall have such obligation. Any failure by the Plan Sponsor or any Participating Employer to meet its obligation under the Plan in such respect shall have no effect on any other Participating Employer.

1.3	Withdrawal of a Participating Employer

Any Participating Employer may withdraw from the Plan at any time without affecting any other Participating Employer. The Plan Sponsor may in its absolute discretion terminate any Participating Employer’s participation in the Plan at any time.

ARTICLE 2

ELIGIBILITY, PARTICIPATION AND BENEFITS

2.1	Eligibility

Each employee of the Plan Sponsor or a Participating Employer who has been elected to the office of vice president or president of the Plan Sponsor or a Participating Employer shall be eligible to participate in the Plan (an “Eligible Employee”).

2.2	Participation

Each Eligible Employee whose compensation is reviewed and approved by the Compensation Committee of the Board of Directors of the Plan Sponsor (the “Committee”) shall be a “Participant”. Participation in the Plan shall begin on the date the Eligible Employee is notified in writing of his participation and shall continue until the earliest of the following:

(a)	The date he is notified, in writing, that he is no longer a Participant in the Plan;

(b)	The date he is no longer employed by the Plan Sponsor or any Participating Employer; or

(c)	The date the Plan terminates.

2.3	Severance Benefits

A Participant whose employment is terminated by the Plan Sponsor or a Participating Employer for reasons other than “Cause” shall be entitled to the benefits set forth below, provided he or she has signed an agreement that is no longer subject to revocation prepared by the Plan Sponsor which contains a general release of the Plan Sponsor, and its affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to his employment with or termination of employment from the Plan Sponsor or a Participating Employer, as applicable, and shall include Participant non-compete, nondisclosure, non-disparagement and non-solicitation covenants.

(a)
Salary continuation, to begin as soon as administratively practicable after the Participant’s date of termination of employment and the revocation period described in the general release, equal to 52 weeks base salary as in effect on the date of termination, net of applicable tax withholding.

(b)
Payment of the employer share of the “Applicable Premium” for three months of “Continuation Coverage” in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and regulations and rulings issued thereunder (“COBRA”) for the medical, dental and/or vision benefits in effect for the Participant and his Qualified Beneficiaries on the date of termination, provided that Participant is eligible for and elects Continuation Coverage in accordance with COBRA. (The Participant will be responsible for the balance of the Applicable Premium during the three month period, and will be responsible for the entire premium thereafter).

(c)	Access to employer-paid outplacement services for the twelve (12) month period beginning on the expiration of the general release agreement revocation period.

(d)
If the Participant is entitled to Continuation Coverage under an employer-sponsored group health plan as a result of his termination of employment, the “Maximum Required Period” for such continuation coverage for the Participant and his or her Qualified Beneficiaries shall be 18 months.

For purposes of this Section 2.3, “Applicable Premium”, “Continuation Coverage”, “Qualified Beneficiary” and “Maximum Coverage Period” shall have the meanings ascribed to such terms under COBRA, and “Cause” shall mean (i) the willful and continued failure of the Participant to perform substantially his duties with the Company (occasioned by reason other than physical or mental illness or disability of Employee) after a written demand for substantial performance is delivered to him by the Compensation Committee of the Board of Directors of the Plan Sponsor or the Chief Executive Officer of the Plan Sponsor which specifically identifies the manner in which the Compensation Committee of the Board of Directors or the Chief Executive Officer believes that the Participant has not substantially performed his duties, after which the Participant shall have thirty days to defend or remedy such failure to substantially perform his duties; (ii) the willful engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (iii) the conviction of Employee with no further possibility of appeal, or plea of guilty or nolo contendere by Employee to any felony.

The termination of employment of the Participant under clause (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Compensation Committee of the Board of Directors of the Plan Sponsor at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to the Participant and he is given an opportunity, together with his counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, the Participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

2.4 Termination of Benefits for Breach of General Release

If a Participant breaches his obligations pursuant to the General Release, including but not limited to restrictive covenants contained, incorporated or referenced within, the Plan Sponsor or Participating Employer reserves the right to terminate the payment of severance benefits.

ARTICLE 3

FUNDING THE PLAN

3.1	Funding Policy

The Plan Sponsor shall fund the Plan in a manner consistent with the provisions of ERISA and such other laws and regulations as may be applicable, to the end that benefits payable under this Plan shall be funded on a lawful and sound basis. However, to the extent permitted by governing law, the Plan Sponsor shall be free to determine the funding method of the Plan.

3.2	Contributions

The Plan is an unfunded plan. Benefits under the Plan shall be paid solely from the general assets of the Plan Sponsor and other Participating Employers. No contributions shall be made by employees.

ARTICLE 4

PLAN ADMINISTRATION

4.1	Plan Administrator

The Company is the Plan Administrator and a “named fiduciary” of the Plan for purposes of ERISA, and shall control and manage the operation and administration of the Plan.

4.2	Powers and Duties of the Plan Administrator

The Plan Administrator or its designee shall have the sole and exclusive discretionary authority to interpret the Plan and to make factual determinations regarding any and all matters arising hereunder, including but not limited to, the right to determine eligibility for benefits, to construe the terms of the Plan, to remedy possible ambiguities, inconsistencies or omissions and to establish rules for the administration of the Plan and the transaction of its business. The Plan Administrator shall exercise such others powers and perform such other duties as it, in its discretion, may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan. Any decision by the Plan Administrator shall be final and binding upon all parties.

4.3	Allocation and Delegation of Responsibility

The Plan Administrator shall have the authority to delegate to any person any fiduciary responsibility under the Plan. Any person may serve in more than one fiduciary capacity with respect to the Plan. The Plan Administrator may also appoint and delegate to one or more individuals the power and duty to handle the non-fiduciary administrative functions of the Plan. The Plan Administrator may employ counsel and agents as well as such clerical and accounting services as it may require in carrying out the provisions of the Plan or complying with the requirements of ERISA or other federal law. Any person or firm so employed may be a person or firm then, theretofore or thereafter serving the Plan Sponsor or any Participating Employer in any capacity.

4.4	Reliance by Plan Sponsor

To the extent permitted by law, the Plan Sponsor, the Plan Administrator and any person to whom the Plan Administrator may delegate any duty or power in connection with administering the Plan and the officers and directors of the Plan Sponsor shall be entitled to rely conclusively upon, and shall be fully protected in any action taken or suffered by them in good faith in the reliance upon, any benefit plan consultant, counsel, accountant, investment manager, other specialist or other person selected by the Plan Sponsor or the Plan Administrator, or in reliance upon any tables, valuations, certificates, opinions or reports which shall be furnished by any of them. Further, to the extent permitted by law, neither the Plan Sponsor and the officers or directors thereof, nor the Plan Administrator and any person referred to in Section 4.3 shall be liable for any neglect, omission or wrongdoing of any other person.

4.5	Indemnification

To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, the Plan Sponsor agrees to indemnify and hold all directors, officers and employees of the Plan Sponsor and of any Participating Employer harmless against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including without limitation, costs of defense and attorneys’ fees, based upon or arising out of any act or omission relating to, or in connection with the Plan, including the negligent act or omission to act on the part of such directors, officers and employees, other than losses resulting from such persons’ fraud or willful misconduct.

4.6	Claims Procedure

    The Committee shall have sole discretionary authority with regard to the adjudication of any claims made under the Plan. All claims for benefits under the Plan shall be submitted in writing, shall be signed by the claimant and shall be considered filed on the date the claim is received by the Committee. In the event a claim is denied, in whole or in part, the claims procedures set forth below shall be applicable.

Upon the filing of a claim as above provided and in the event the claim is denied, in whole or in part, the Committee shall within ninety (90) days, (forty five (45) days for disability related claims,) provide the claimant with a written statement which shall be delivered or mailed to the claimant to his last known address, which statement shall contain the following:

(a)	the specific reason or reasons for the denial of benefits;

(b)	a specific reference to the pertinent provisions of the Plan upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect his claim for benefits and an explanation of why such material and information is necessary; and

(d)	an explanation of the review procedure provided below.

If special circumstances require additional time for processing the claim, the Committee shall advise the claimant prior to the end of the initial ninety (90) day or forty-five (45) day period, setting forth the reasons for the delay and the approximate date the Committee expects to render its decision. Any such extension shall not exceed ninety (90) days, or thirty (30) days for disability related claims.

Within ninety (90) days after receipt of the written notice of denial of a claim as provided above, a claimant or his authorized representative may request a review of the denial upon written application to the Committee, may review pertinent documents and may submit issues and comments in writing to the Committee. Within sixty (60) days (or forty-five days in the case of a disability related claim) after receipt of a written request for review, or within one hundred and twenty (120) days (or ninety days for disability related claims) in the event of special circumstances which require an extension of time for processing such application for review, the Committee shall notify the claimant of its decision by delivery or by Certified or Registered Mail to his last known address. The decision of the Committee shall be in writing and shall include the specific reasons for the decision and specific references to the pertinent provisions of the Plan on which such decision is based. The Committee shall advise the claimant prior to the end of the initial sixty (60) day or forty-five (45) day period, as applicable, if additional time is needed to process such application for review. The decision of the Committee shall be final and conclusive.

ARTICLE 5

AMENDMENT AND TERMINATION

5.1	Amendment

Notwithstanding any provision of any other communication, either oral or written, made by the Plan Sponsor, the Plan Administrator, a Participating Employer or any other individual or entity, the Plan Sponsor reserves the right at any time and from time to time, including retroactively if deemed necessary or appropriate, to modify or amend, in whole or in part, any or all of the provisions of the Plan.

The participation in the Plan of subsidiary or affiliated companies shall not limit the powers of the Plan Sponsor to amend the Plan, and any amendment to the Plan adopted by the Plan Sponsor shall be binding upon all Participating Employers.

5.2	Termination

Notwithstanding any provision of any other communication, either oral or written, made by the Plan Sponsor, the Plan Administrator, a Participating Employer or any other individual or entity, the Plan Sponsor reserves the right to terminate the Plan at any time. Any amendment or termination of the Plan shall be effective at such date as the Plan Sponsor shall determine. No amendment or termination shall, except as required or permitted by law, affect benefits payable to Plan participants prior to the date of amendment or termination.

ARTICLE 6

GENERAL PROVISIONS

6.1	Action by the Plan Sponsor

Any action required to be taken by the Plan Sponsor shall be by resolution of the board of directors of the Plan Sponsor, and any action required to be taken by any Participating Employer shall be by resolution of its board of directors or other governing body, or by written instrument executed by persons or groups of persons empowered by its governing body to take such action.

6.2	Recovery of Overpayments

In the event that a Plan participant is erroneously paid a benefit to which he is not entitled under the Plan, the Plan Administrator reserves the right to collect any such overpayment from the Participant.

6.3	Data

Each person entitled to benefits under the Plan must furnish to the Plan Administrator or its designee such documents, evidence or other information as the Plan Administrator or its designee deems necessary or desirable for the purpose of administering the Plan or to protect the Plan. The Plan Administrator shall be entitled to rely on representations made by eligible employees with respect to personal facts unless it actually knows such representations are false.

6.4	Headings

The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions of the Plan.

6.5	Construction and Controlling Law

For purposes of the Plan, the masculine shall include the feminine, the singular shall include the plural, and the plural shall include the singular, in all cases where such a construction would be appropriate. The Plan shall be construed, regulated and administered in accordance with ERISA and the Code, and to the extent not preempted by federal law, in accordance with the laws of the State of North Carolina. Any dispute or claim arising out of this Plan which is not settled under the Plan’s administrative claims procedure and which is pursued beyond such claims procedure, shall be brought in Federal District Court, in Mecklenburg County, North Carolina.

6.6	No Waiver or Estoppel

No term, condition or provision of the Plan shall be deemed to have been waived, and there shall be no estoppel against the enforcement of any provision of the Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

6.7	Severability

In case any provision of the Plan is held to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision had not been included herein.

APPENDIX A

Participating Employers

Effective as of June 1, 2018, the following are the Participating Employers:

•	Babcock & Wilcox Construction Co., LLC

•	Diamond Power International, Inc.

•	Babcock & Wilcox MEGTEC, LLC

•	Babcock & Wilcox Power Generation Group Canada Corp.

•	Americon Equipment Services, Inc.

•	Americon, Inc.

•	Delta Power Services, LLC

•	Palm Beach Resource Recovery Corporation

•	Power Systems Operations, Inc.

•	Babcock & Wilcox Universal, Inc.

•	Babcock & Wilcox SPIG, Inc.

•	Babcock & Wilcox Enterprises, Inc.
.